Exhibit 21.1

List of Subsidiaries

InterMune Canada, Inc. (Canada)

InterMune UK Ltd. (United Kingdom)

InterMune UK & I Ltd. (United Kingdom)

InterMune Bristol Ltd. (United Kingdom)

InterMune International AG (Switzerland)

InterMune Schweiz GmbH (Switzerland)

InterMune S.r.l. (Italy)

InterMune Deutschland GmbH (Germany)

InterMune France SAS (France)

InterMune Spain, S.L. (Spain)

InterMune Austria GmbH (Austria)

InterMune Benelux B.V. (The Netherlands)

InterMune Nordics AB (Sweden)